EXHIBIT 3.1

                            CERTIFICATE OF AMENDMENT
                        TO THE ARTICLES OF INCORPORATION
                         FOR NEVADA PROFIT CORPORATIONS

          (PURSUANT TO NRS 78.385 AND 78.390 - AFTER ISSUANCE OF STOCK)

1.  NAME OF CORPORATION:

Cascade Mountain Mining Company, Inc.

2.  THE ARTICLES HAVE BEEN AMENDED AS FOLLOWS:

The name of the Corporation is amended, to reflect a name change of the Corporation to National Parking Systems, Inc. and the First Article shall read as follows:

One:  NATIONAL  PARKING  SYSTEMS,  INC.

The capitalization of the Corporation is amended to reflect a 1:4,000 reverse stock split, and to re-authorize 300,000,000 shares of common stock, par value $.001 per share, and 10,000,000 shares of preferred stock, par value $.001 per share and the Third Article shall read as follows:

Third: Following a 1:4,000 reverse stock split, the total number of shares of stock which this Corporation is authorized to issue is Three Hundred Ten Million (310,000,000) shares, consisting of 300,000,000 shares of common stock, par value $.001 per share ("Common Stock"), and 10,000,000 shares of preferred stock, par value $.001 per share ("Preferred Stock").

The board of directors of the Corporation is hereby granted the power to authorize by resolution, duly adopted from time to time, the issuance of any or all of the Preferred Stock in any number of classes or series within such classes and to set all terms of such preferred stock of any class or series, including, without limitation, its powers, preferences, rights, privileges, qualifications, restrictions and/or limitations. The powers, preference, rights, privileges, qualifications, restrictions and limitations of each class or series of the Preferred Stock, if any, may differ from those of any and all other classes or other series at any time outstanding. Any shares of any one series of Preferred Stock shall be identical in all respects with all other shares of such series, except that shares of any one series issued at different times may differ as to the dates from which dividends thereof shall be cumulative.

3. THE VOTE BY WHICH THE STOCKHOLDERS HOLDING SHARES IN THE CORPORATION ENTITLING THEM TO EXERCISE AT LEAST A MAJORITY OF THE VOTING POWER, OR SUCH GREATER PROPORTION OF THE VOTING POWER AS MAY BE REQUIRED IN THE CASE OF A VOTE BY CLASSES OR SERIES, OR AS MAY BE REQUIRED BY THE PROVISIONS OF THE ARTICLES OF INCORPORATION HAVE VOTED IN FAVOR OF THE AMENDMENT IS: 54%

4.  EFFECTIVE  DATE  OF  FILING:  1/7/05

5.  OFFICERS  SIGNATURE:

     /s/  Marc  Ebersole
     ----------------------------
     Marc  Ebersole
     Chief  Executive  Officer

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